Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
dated as of February 17, 2022
among CROCS, INC.
THE GUARANTORS PARTY THERETO
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
4.125% Senior Notes due 2031

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of February 17, 2022 among CROCS, INC., a Delaware corporation (the “Issuer”), HEY DUDE LLC, a Delaware limited liability company, HAPPY ONE LLC, a Nevada limited liability company, and LUCKY TOP INC., a Delaware corporation, (each an “Undersigned”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

    WHEREAS, Crocs, Inc. (the “Issuer”), the Guarantors party thereto and the Trustee entered into an Indenture, dated as of August 10, 2021 (the “Indenture”), relating to the Issuer’s 4.125% Senior Notes due 2031 (the “Notes”); and

    WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any Domestic Restricted Subsidiary of the Issuer that is required to provide a guarantee or is a borrower under the Credit Agreement to provide a Note Guarantee.

AGREEMENT

    NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

    Section 1.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

    Section 2.    Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

    Section 3.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

    Section 4.    This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

    Section 5.    This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

    Section 6.    The recitals and statements herein are deemed to be those of the Issuer and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Note Guarantees provided by the Guarantors party to this Supplemental Indenture.

    Section 7.    All notices or other communications to the Issuer and the Guarantors shall be given as provided in Section 11.02 of the Indenture.

[Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CROCS, INC., as Issuer

By:    /s/ Anne Mehlman
Name: Anne Mehlman
Title: Executive Vice President and Chief Financial Officer

HEY DUDE LLC

By:    /s/ Anne Mehlman
Name: Anne Mehlman
Title: Manager

HAPPY ONE LLC

By:    /s/ Anne Mehlman
Name: Anne Mehlman
Title: Manager

LUCKY TOP INC.

By:    /s/ Anne Mehlman
Name: Anne Mehlman
Title: Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:    /s/ Michael W. McGuire
Name: Michael W. McGuire
Title: Vice President